ARTICLES OF INCORPORATION OF
                                  MIRENCO, INC.
                                   ----------

The undersigned incorporator of a corporation organized under the Iowa Business Corporation Act, Chapter 490, Code of Iowa, does hereby adopt the following Articles of Incorporation for such corporation.


                                   ARTICLE ONE
                             NAME OF THE CORPORATION

The name of the corporation shall be:  MIRENCO, INC.


                                   ARTICLE TWO
                                    PURPOSES

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be organized under such Act.


                                  ARTICLE THREE
                                AUTHORIZED SHARES

The aggregate number of shares which this corporation shall have authority to issue is 20,000,000 shares of Common Stock, par value $.25. Each share shall have equal rights with each other share in respect of dividends, voting, and in liquidation.


                                  ARTICLE FOUR
                           REGISTERED OFFICE OF AGENT

The address of the initial registered office of the corporation is 111 N. Dodge Dodge Street, P.O. Box 617, Algona, Kossuth County, Iowa, and the name of the initial registered agent at such address is Jerrold L. Handsaker.

                                  ARTICLE FIVE
                               BOARD OF DIRECTORS

The number of Directors constituting the initial Board of Directors is one (1), and the name and address of the person who shall serve as Director until the first annual meeting of the shareholders or until successors are elected and shall qualify, are:

         NAME                         ADDRESS

         Dwayne Fosseen               206 May Street
                                      P.O. Box 10
                                      Radcliffe, IA  50230

                                   ARTICLE SIX
                                   AMENDMENTS

The corporation reserves the right from time to time to amend, alter, repeal, or to add any provision to its Articles of Incorporation, in the manner now or hereafter prescribed by law. At any meeting of the shareholders at which a proposed amendment is duly submitted in the manner prescribed by law, modifications or revisions of such proposed amendment may be submitted, voted upon and adopted at such meeting in the same manner and to the same effect as the original proposed amendment.


                                  ARTICLE SEVEN
                                     BYLAWS

The initial Bylaws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors.


                                  ARTICLE EIGHT
                         RESTRICTING TRANSFER OF SHARES

The Bylaws may contain any provision restricting the transfer of shares.


                                  ARTICLE NINE
                        CORPORATE CONTRACTS/TRANSACTIONS

No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the Directors of this corporation is, or are interested in, or is a director or officer, or are directors or officers of such other corporation.

Any Director or Directors, individually or jointly, may be a party or parties to, or may be interested in, any contract, act or transaction of this corporation. No such contract, act or transaction which this corporation is involved in, with any person or persons, firm or association, shall be affected or invalidated by the fact that any Director or Directors of this corporation is a party, or are parties to, or interested in, such contract, act or transaction or in any way connected with such person or persons, firm or association. Each and every person who may become a Director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may be interested.

                                   ARTICLE TEN
                        DIRECTOR/OFFICER INDEMNIFICATION

     SECTION 1. A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for a transaction from which the director derives an improper personal benefit, or (d) under Section 490.833 of the Iowa Business Corporation Act. If the Iowa Business Corporation Act is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act, as so amended. Any repeal or modification of the provisions of this Section 1 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     SECTION 2. The corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director or officer of the corporation or was serving at the request of the corporation as a director, officer, employee, agent, partner or trustee (or in a similar position) of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. Said persons shall be indemnified and held harmless by the corporation to the fullest extent authorized or permitted by the Iowa Business Corporation Act and any other applicable law, as the same exists or may hereafter be amended or changed (but, in the case of any such amendment or change, only to the extent that such amendment or change permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment or change), against all costs, charges, expenses (including attorneys' fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in a compromise settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with the appeal thereof. Provided, however, that except as set forth in Section 3 of this Article Ten with respect to proceedings seeking to enforce rights of indemnification, no director or officer of the corporation shall be indemnified or held harmless by the corporation against any amounts paid, including expenses actually and necessarily incurred in connection therewith, unless the Board of Directors of the corporation, by a majority vote of the directors of the corporation who are not parties to such settlement, shall first have approved the proposed settlement; and further provided, however, that except as set forth in Section 3 of this Article Ten, the corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) by, on behalf, or in the interest of the corporation initiated by such person only if the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. Approval or disapproval of any proposed compromise settlement by the corporation shall not subject the corporation to any liability to or require indemnification or reimbursement of any party who the corporation would not otherwise have been required to indemnify or reimburse. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such suit, action or proceeding shall be made only in a manner consistent with the Iowa Business Corporation Act.

     SECTION 3. Any indemnification or advancement of expenses required under this Article Ten shall be made promptly, and in any event within thirty (30) days, upon the written request of the person entitled thereto. If the corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days of the date such request is received by the corporation, the person seeking indemnification or advancement of expenses as granted by this Article Ten may at any time within the applicable statute of limitations bring suit against the corporation in any court of competent jurisdiction to establish such person's right to indemnity or advancement of expenses. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses pursuant to this Article Ten where the written affirmation of good faith and undertaking to prepay as required by the Iowa Business Corporation Act have been received by the corporation) that the claimant has not met the standard of conduct set forth in the Iowa Business Corporation Act, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the Board of Directors, independent legal counsel or the shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Iowa Business Corporation Act, nor the fact that there has been an actual determination by the corporation (including the Board of Directors, independent legal counsel or the shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     SECTION 4. The indemnification and advancement of expenses provided by or granted pursuant to this Article Ten shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person. Any repeal or modification of the provisions of these Sections 1, 2 or 3 of this Article Ten shall not affect any obligations of the corporation or any rights regarding indemnification and advancement of expenses of a director or officer with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

     SECTION 5. The corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article Ten, the Iowa Business Corporate Act or otherwise.

     SECTION 6. If this Article Ten or any portion thereof shall be invalidated on any grounds by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer of the corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and any action, suit or proceeding by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article Ten that shall not have been invalidated, by the Iowa Business Corporation Act or by any applicable law.

     SECTION 7. By action of the Board of Directors, the corporation may provide in its Bylaws indemnification to employees and agents of the corporation up to the full extent and effect as provided to directors and officers by this Article Ten.

                                 ARTICLE ELEVEN
                                    OFFICERS


Until the election and qualification of their successors, the following shall serve as officers of the corporation:

                  President -             Dwayne Fosseen
                  Vice President -        Dwayne Fosseen
                  Secretary -             Dwayne Fosseen
                  Treasurer -             Dwayne Fosseen


                                 ARTICLE TWELVE
                                  INCORPORATOR


         NAME                                        ADDRESS
         -------                                     -------------
         Dwayne Fosseen                              206 May Street
                                                     P.O. Box 10
                               Radcliffe, IA 50230

IN WITNESS WHEREOF, the aforesaid Incorporator has caused the execution of the foregoing Articles of Incorporation on this 21st day of February, 1997.

                                                   /S/ DWAYNE FOSSEEN
                                                   ------------------
                                                  Dwayne Fosseen

STATE OF IOWA      )
                   ) ss:
COUNTY OF KOSSUTH  )

     On this 21st day of February, 1997, before me, a Notary Public in and for the State of Iowa, personally appeared Dwayne Fosseen, to me known to be the person named in and who executed the foregoing Articles of Incorporation, and acknowledged that he executed the same as his voluntary act and deed.

                          /S/ JERROLD R. HANDSAKER
                          ------------------------
                          Notary Public in and for said
                                County and State